Exhibit 99.1

Contacts:	Michael Mitchell (Media)	Shep Dunlap (Investors)
	+1-847-943-5678	+1-847-943-5454
	news@mdlz.com	ir@mdlz.com

Mondelēz International Names Glen Walter

EVP and President, North America

•	CPG Veteran Brings Extensive Brand-Building and Commercial Expertise to Role
•	Tim Cofer to Return Full Time to Role as Chief Growth Officer

DEERFIELD, IL – Oct. 25, 2017 – Mondelēz International today announced that Glen Walter, 49, will join the company next month and become Executive Vice President and President, North America. In this role, he will be responsible for leading the company’s $7 billion business in the United States and Canada, which includes Power Brands such as Oreo and belVita biscuits; Triscuit and Good Thins crackers, Trident gum and Halls cough drops.

“Glen is an inspirational leader with an impressive track record of building brands and driving growth in North America and beyond,” said Chairman and CEO Irene Rosenfeld. “His deep operating experience in complex businesses, including a strong focus on sales excellence, make him a terrific leader for our North America region. I’m delighted to welcome Glen to the Mondelēz International family.”

Walter joins Mondelēz International from the Coca-Cola Company, where he has held a variety of leadership positions over the past decade. Since 2014, Walter has served as CEO of Coca-Cola Industries China, where he led his team to accelerate revenue growth, improve productivity and expand routes to market. Before this, Walter was President and Chief Operating Officer for Coca-Cola in North America, with 70,000 employees and annual revenues of $22 billion. During that time, he was a key contributor to the delivery of multiple consecutive quarters of market share growth and operating income expansion.

Prior to his time at Coca-Cola, Walter served as President of InBevUSA in addition to various general management and M&A roles within InBev and Interbrew, including leading the integration of Bass Ale and Beck’s. Earlier, Walter served as General Manager at Pearce Beverage Company and started his career in sales and marketing at EJ Gallo Winery, Inc.

“I’m thrilled to join Mondelēz International and begin working with the leadership team to grow the North American business on both the top and bottom lines,” Walter said. “I look forward to collaborating with my new colleagues to shape the future for our unparalleled portfolio of iconic brands.”

Walter is an active member of his community and serves on the Board of Governors for the Boys and Girls Clubs of America. He earned a bachelor’s degree in international business and economics from Boston University. In addition, he attended the Executive Leadership Program at INSEAD and Wharton.

Walter succeeds Tim Cofer, who stepped into the North American leadership role on an interim basis in April. Cofer will now return full time to his responsibilities as Chief Growth Officer.

“I’m thankful for Tim’s efforts in leading the North America business in addition to his critically important role as Chief Growth Officer,” said Rosenfeld. “In his brief time in the region, Tim has driven a new level of discipline across the business while generating strong plans for future growth and executional excellence.”

About Mondelēz International

Mondelēz International, Inc. (NASDAQ: MDLZ) is building the best snacking company in the world, with 2016 net revenues of approximately $26 billion. Creating more moments of joy in approximately 165 countries, Mondelēz International is a world leader in biscuits, chocolate, gum, candy and powdered beverages, featuring global Power Brands such as Oreo and belVita biscuits; Cadbury Dairy Milk and Milka chocolate; and Trident gum. Mondelēz International is a proud member of the Standard and Poor’s 500, NASDAQ 100 and Dow Jones Sustainability Index. Visit www.mondelezinternational.com or follow the company on Twitter at www.twitter.com/MDLZ.

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